                                                                    EXHIBIT 12.1
       UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                                   Year ended December 31
                                                                    --------------------------------------------------
Millions of dollars                                                      1997        1996      1995     1994     1993
----------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                   $   669     $   456    $  249    $ 110     $ 272
Provision for income taxes                                                102         302       226      161       213
----------------------------------------------------------------------------------------------------------------------
         Earnings subtotal (a)                                            771         758       475      271       485
Fixed charges included in earnings:
   Interest expense                                                       183         279       291      275       304
   Distribution on convertible preferred securities                        33          10         -        -         -
   Interest portion of rentals (b)                                         23          40        41       50        55
----------------------------------------------------------------------------------------------------------------------
         Fixed charges subtotal                                           239         329       332      325       359
Earnings from continuing operations
   available before fixed charges                                     $ 1,010     $ 1,087    $  807    $ 596     $ 844
----------------------------------------------------------------------------------------------------------------------
Fixed charges:
   Fixed charges included in earnings                                     239         329       332      325       359
   Capitalized interest                                                    35          15        35       30        30
----------------------------------------------------------------------------------------------------------------------
         Total fixed charges                                          $   274     $   344    $  367    $ 355     $ 389
----------------------------------------------------------------------------------------------------------------------
Ratio of earnings from continuing operations
   to fixed charges                                                       3.7         3.2       2.2      1.7       2.2
----------------------------------------------------------------------------------------------------------------------

(a) Includes pre-tax impairment of:                                        69          75       105       71        19

The ratio of earnings, excluding impairment, to fixed charges would
   be:                                                                    3.9         3.4       2.5      1.9       2.2

(b) Calculated as one-third of operating rental expense.